EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Press Release

CHARMING SHOPPES ANNOUNCES EXECUTIVE LEADERSHIP CHANGES;
 ALAN ROSSKAMM TO SERVE AS INTERIM CEO

▪	Dorrit J. Bern resigns as President and CEO
▪	Alan Rosskamm to serve as Interim CEO
▪	Industry veteran Brian P. Woolf joins Company to lead Lane Bryant brand

BENSALEM, Pa. – July 9, 2008 – Charming Shoppes, Inc. (Nasdaq: CHRS) today announced the resignation of Dorrit J. Bern as President and Chief Executive Officer and a member of the Board of Directors, effective immediately.  The Company’s Chairman of the Board, Alan Rosskamm, former Chairman and CEO of Jo-Ann Stores, Inc. and 15-year veteran of the Charming Shoppes’ board, will serve as CEO on an interim basis.  The Company’s Board of Directors has formed a special committee to undertake an immediate search for a permanent Chief Executive Officer.

Separately, the Company announced that Brian P. Woolf, the former Chairman and Chief Executive Officer of Caché, Inc., has been appointed President of the Lane Bryant brand, effective immediately, and will succeed LuAnn Via.  Via has tendered her resignation in order to pursue a leadership position at another retailer and will be leaving the Company after a short transition period.

Brian Woolf has served in various retail-industry management and merchandising positions over the past three decades.  Before joining Caché, he held senior merchandising positions at a number of well-known retailers, including Limited Stores, Marshall’s, Lazarus, Bloomingdale’s and Macy’s.  Rosskamm commented, “Brian’s long history of accomplishments in the women’s apparel business includes the successful turnaround at Caché.  We are very pleased that he has agreed to join us and lead our Lane Bryant brand.”

Woolf commented, “I am extremely pleased to be joining Charming Shoppes, and am assuming the leadership responsibility for the Lane Bryant brand with a great deal of enthusiasm.  I have tremendous esteem for this market-leading brand that has been serving women’s apparel needs for more than 100 years.  I look forward to working closely with our talented team in Columbus, Ohio and building on the strength of this brand to ensure its future success.”

Rosskamm commented, “Charming Shoppes has a talented management team, led by Joe Baron, Chief Operating Officer, and Eric Specter, Chief Financial Officer, with a proven record of navigating challenging retail and economic environments.  Our priorities are to refocus our energies on our core brands - Lane Bryant, Fashion Bug and Catherines - and to leverage our leading market share position in women’s specialty plus apparel. With this renewed focus, I am confident that the support and commitment of our associates around the globe will enable us to build upon the strength of these brands to achieve future success.  The Company’s balance sheet and cash flows remain strong, despite the challenging economy, and the Company maintains ample liquidity through an unused $375 million committed bank revolving credit facility.”

Commenting on Ms. Bern’s departure from the Company, Rosskamm stated, “Dorrit and the Board agreed that now is the appropriate time for a change in leadership of the Company.   Her leadership resulted in the repositioning of Charming Shoppes as a multi-brand, multi-channel specialty apparel retailer, and the nation’s leader in women’s specialty plus apparel.”

During the second quarter ending August 2, 2008, the Company anticipates an after-tax charge in the range of $5 - $6 million, or $0.04 - $0.05 per diluted share, related to the terms of Ms. Bern’s employment agreement.

At May 3, 2008, Charming Shoppes, Inc. operated 2,407 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET®, and PETITE SOPHISTICATE OUTLET®.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains certain forward-looking statements concerning appointments of executives, the Company's operations, performance, and financial condition. Such forward- looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to consummate our identified strategic solution for our non-core misses apparel catalog titles and the refinancing of certain real estate assets, the failure to effectively implement our planned cost and capital budget reduction plans, the failure to effectively implement the Company's plans for consolidation of the Catherines Plus Sizes brand, a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to generate a positive response to the Company's new Lane Bryant catalog and the Lane Bryant credit card program, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct- to-consumer segments, the failure to successfully implement the Company's expansion of Cacique through new store formats, the failure to achieve improvement in the Company's competitive position, adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955